Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered and effective as of December 29, 2017 (the “Effective Date”), by and between Oroplata Resources, Inc. 930 Tahoe Blvd, Suite 802-16 Incline Village, NV 89451 (the “Company”) and Douglas Cole (“Executive” and together with the Company, the “Parties.”).

RECITALS

A.The Company has requested that Executive service as Chief Executive Officer of the Company and Executive has agreed to serve in such capacity.

B.The Parties would like to enter into this Agreement to define the Parties’ rights and obligations under which Executive shall serve as Chief Executive Officer or other executive positions for the Company.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT POSITION AND DUTIES

(a)Employment Position. Executive agrees to serve as Chief Executive Officer and other executive functions for the Company, on the terms and conditions set forth below.

(b)Term. This Agreement shall begin on the Effective Date continue for a three-year period or until terminated by either Party pursuant to Article 3 (the "Term").

(c)Duties. Executive agrees to undertake and perform all duties and services set forth on Exhibit A to this Agreement (the “Services”). Executive shall perform the Services herein faithfully, diligently, to the best of Executive's ability, and in the best interests of the Company.

(d)Policies. Executive shall adhere to and comply with the policies and procedures adopted by the Company, as amended from time to time, and the laws, regulations, policies and industry standards of all applicable regulatory agencies, stock exchanges and security commissions.

(e)Employee Status. Executive’s relationship with Company shall be that of an employee. Executive shall not be entitled to any compensation for the performance of the services other than as set forth in this Agreement. Executive acknowledges and agrees that except as specifically set forth in this Agreement, Executive shall be eligible for any Company employee benefits.

ARTICLE 2

COMPENSATION

(a)Employee Payments. The Company shall pay to Executive, as remuneration of his services, monthly salary payments as set forth on Exhibit A.

(b)Bonuses. Any bonuses that Executive shall be entitled to, if any, shall be listed on Exhibit A. Unless stated explicated otherwise, all bonuses shall only be as approved by the Board of Directors of the Company in their sole and absolute discretion.

(c)Equity Compensation Plan. Executive shall be eligible to participate in the Company’s equity compensation plan, if any; only to the extent such eligibility is set forth in Exhibit A. To the extent applicable, any options to acquire shares of the Company granted to the Executive shall be granted under, and be subject to, the terms and conditions of the equity compensation plan and be evidenced by the terms of a equity compensation agreement entered into between the Company and Executive.

(d)Reimbursement for Business Expenses. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable traveling and other expenses actually, properly and necessarily incurred by the Executive in connection with the performance of his executive duties hereunder in accordance with the policies set from time to time by the Company, in its sole discretion. Expenses over $15,000.00 in any calendar month must be preapproved by the Board of Directors (the “Board”) in writing prior to their incurrence. Executive shall furnish such receipts, vouchers or other evidence as are required by the Company to substantiate such expenses.

ARTICLE 3

TERMINATION

(a)Termination. Either party shall have the right to terminate this Agreement upon written notice, with or without “Cause” (as defined below), before the expiration of the Term. Whatever the circumstances of the termination may be, Executive shall continue to be bound after termination by Articles 5, 6, 7, and 8 of this Agreement. Except as set forth in Section 3.2, any compensation accrued and or due to be paid under this 3-year agreement shall survive termination of this agreement. Executive acknowledges that the Company has made no promise to Executive that he will be retained for any particular amount of time and that the Company may terminate Executive’s services for any reason whatsoever. The date of any termination pursuant to this Section 3.1 shall be referred to as the “Termination Date”.

(b)Termination for Cause. If this Agreement is terminated for Cause, Executive shall forfeit any cash, equity compensation or bonus compensation not already received by Executive or not already vested as of the Termination Date.

(c)Cause. For purposes of this Agreement, “Cause” shall mean the following (i) Executive’s commission of an act of fraud, theft or dishonesty against the Company; (ii) the arrest of Executive for any act involving dishonest conduct; (iii) willful or wanton misconduct, recklessness, or gross negligence by Executive in the performance of the Services; (iv) if Executive is determined to have a “bad actor” disqualification as set forth in Rule 506(d) of Regulation D under the Securities Act of 1933, (v) a breach by Executive of any obligation of his this Agreement, and (vi) unwillingness of the Executive to perform the Services continuing for a period of five (5) business days after notice to Executive.

ARTICLE 4

NON-SOLICITATION AND NON-COMPETE

(a)Non-Solicitation of Employees. So long as Executive is receiving executive compensation payments from the Company and one year following such time, Executive shall not directly or indirectly solicit for employment or for independent contractor work any employee of the Company or its affiliates, and shall not encourage any such employee to leave the employment of the Company or its affiliates.

(b)Non-Compete. Executive agrees that so long that Executive is receiving consulting payments from the Company, Executive will not be an employee, agent, director, owner, partner, Executive, financial backer, creditor or otherwise directly or indirectly be connected with or provide services to or participate in the management, operation or control of any Company which is in direct competition to the Company.

ARTICLE 5

CONFIDENTIALITY

(a)Nondisclosure. Executive acknowledges that in the course of providing services to the Company, Executive will have access to confidential information. Confidential information includes, but is not limited to, information about either the Company’s clients, the terms and conditions under which the Company or its affiliates deals with clients, pricing information for the purchase or sale of assets, customer lists, research materials, manuals, computer programs, formulas for analyzing asset portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Company, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated by the Company or its affiliates as confidential or that Executive knows is confidential, information provided by third parties that the Company or its affiliates are obligated to keep confidential, and all other proprietary information of the Company or its affiliates. Executive acknowledges that all confidential information is and shall continue to be the exclusive property of the Company or its affiliates, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive in connection with service for the Company. Executive agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company. Executive agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Executive for the Company. Executive agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the confidential information.

(b)Exclusions. Section 5.1 shall not apply to the following information: (a) information now and hereafter voluntarily disseminated by the Company to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to Executive as documented by written records which predate the Effective Date; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (d) information independently developed by Executive after termination of his services.

(c)Subpoenas; Cooperation in Defense of the Company. If Executive, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if Executive is otherwise required by law or regulation to disclose confidential information, Executive will immediately, before making any such production or disclosure, notify the Company and provide it with such information as may be necessary for the Company to take such action as the Company deems necessary to protect its interests. Executive agrees to cooperate reasonably with the Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Executive has knowledge of relevant facts or issues. Executive shall be reimbursed for his reasonable expenses for travel time due to cooperating with the prosecution or defense of any litigation for the Company.

(d)Disclosure of and/or Trading on Material Nonpublic Information. Executive acknowledges that Company is a public company and that in performing the Services he may have access to material nonpublic information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Nonpublic information is information that is not generally known or available to the public. Executive agrees not to discuss any material nonpublic information with any third parties and to refrain from buying or selling any securities based on any material nonpublic information learned in performing the Services unless such disclosure or trading is permitted under applicable state and federal securities laws.

(e)Confidential Proprietary and Trade Secret Information of Others. Executive represents that he has disclosed to the Company any agreement to which Executive is or has been a party regarding the confidential information of others and Executive understands that Executive's execution of this Agreement with the Company will not require Executive to breach any-such agreement. Executive will not disclose such confidential information to the Company nor induce the Company to use any trade secret or proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

(f)No Unfair Competition. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s confidential material obtained by Executive by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Company or its affiliates either during the Term, or at any time thereafter.

(g)Remedies. The Company shall have all remedies in law and equity against Executive (including special and consequential damages) for damages to the Company caused by the violations of Articles 4 or 5.

ARTICLE 6

COMPANY'S OWNERSHIP IN EXECUTIVE'S WORK

(a)Company’s Ownership. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Term, either alone or jointly with others, if on the Company’s time, using the Company’s equipment, supplies, facilities, or trade secret information or relating to the Company shall be owned exclusively by the Company, and Executive hereby assigns to the Company all Executive's right, title, and interest in all such intellectual property. The Executive agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. This provision is intended to apply only to the extent permitted by applicable law.

(b)Ownership of Copyrights. Executive agrees that all original works of authorship not otherwise within the scope of Section 6.1 that are conceived or developed during Executive's engagement with the Company, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the Company shall be owned exclusively by the Company, and Executive hereby assigns to the Company all of Executive's right, title, and interest in all such original works of authorship. Executive agrees that the Company shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for establishing in Company’s name the copyright to any such original works of authorship. Executive shall claim no interest in any inventions, copyrighted material, patents, or patent applications unless Executive demonstrates that any such invention, copyrighted material, patent, or patent application was developed before he began providing any services for Company. This provision is intended to apply only to the extent permitted by applicable law.

(c)Ownership of Records. Any written record that Executive may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship made by Executive, alone or jointly with others, in the course of Executive's engagement with the Company shall remain the property of the Company. Executive shall furnish the Company any and all such records immediately upon request.

(d)Ventures. If Executive, during engagement with the Company, is engaged in or associated with the planning or implementation of any project, program, or venture involving the Company and any third parties, all rights in the project, program, or venture shall belong to the Company, and Executive shall not be entitled to any interest therein or to any commission, finder's fee, or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.

(e)Return of Company’s Property and Materials. Upon termination of Executive’s services with the Company, Executive shall deliver to the Company all Company property and materials that are in Executive's possession or control, including all of the information described as confidential information in Section 5.1 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, know-how, or original works of authorship of the Company.

ARTICLE 7

INDEMNIFICATION

(a)By the Company. The Company agrees to indemnify and hold harmless the Executive with respect to any liability (and actions in respect thereof) incurred by the Executive by virtue of the performance of the Services hereunder and shall reimburse the Executive for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the Company shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of the Company. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto and shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Executive’s willful misconduct, fraud, negligence or material breach of this Agreement.

(b)By the Executive. The Executive agrees to indemnify and hold harmless the Company (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by Company by virtue of reckless, negligent or intentional misconduct of the Executive and shall reimburse the Company for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

ARTICLE 8

ARBITRATION

Except for disputes, controversies, or claims or other actions seeking injunctive or equitable relief, which may be brought before any court having jurisdiction, any controversy, dispute, or claim ("Claim") whatsoever between Executive on the one hand, and the Company, or any of its affiliated entities or any of its employees, officers, directors, agents, and representatives of the Company or its affiliated entities on the other hand, shall be settled by binding arbitration, at the request of either party, under the rules of the American Arbitration Association. The arbitrator shall be a retired federal or state judge with at least ten year experience as a judge. The arbitrator shall apply Nevada law. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in Reno, Nevada. The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and timely provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.

The decision of the arbitrator shall be binding and conclusive on the parties, except as may otherwise be required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. Each party shall bear its or his own fees and costs incurred in connection with the arbitration, except that the arbitrator may award attorneys' fees and costs in accordance with applicable law.

Both the Company and Executive understand and agree that by using arbitration to resolve any Claims between Executive and the Company (or its affiliates) they are giving up any right that they may have to a judge or jury trial with regard to those Claims.

ARTICLE 9

MISCELLANEOUS

(a)Entire Agreement. This agreement between Executive and the Company constitutes the entire agreement between the parties with respect to the matters referenced herein.

(b)Amendments. The agreement can be modified only by a written instrument executed by Executive and Company or its successor on behalf of the Company.

(c)Disqualification. Executive represents and warrants to the company that Executive does not have any “bad actor” disqualification set forth in Rule 506 (d) of Regulation D under the Securities Act of 1933. Executive acknowledges that Executive’s representation set forth in this Section 9.3 was a condition precedent to the Company entering into this Agreement.

(d)Severable Provisions. The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

(e)Surviving Terms. The provisions of Articles 5, 6, 7, 8, and Section 9.8 shall survive the Term of this Agreement and the termination of Executive's services.

(f)Successors and Assigns. The Company may assign its rights and delegate its duties under this Agreement. Executive may assign his rights under this Agreement only with the Company’s prior written consent. Executive may not delegate his duties.

(g)Resignation from Positions with the Company. The termination of the Executive’s services for the Company for any reason shall, without any further action on the part of the Executive, constitute the Executive’s resignation from any board, or officer position the Executive has with the Company and any of its affiliates, which resignation shall be effective as of the Executive’s last day of providing services.

(h)Cooperation. From and after the termination of Executive’s services for the Company, the Executive agrees, upon the Company’s request, to reasonably cooperate in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during the time that Executive is retained by the Company or its affiliates. The Executive will make himself reasonably available to consult with Company’s counsel, to provide information and to appear to give testimony. The Company will, to the extent permitted by law, reimburse the Executive for any reasonable out-of-pocket expenses that the Executive incurs in extending such cooperation, so long as the Executive provides the Company with advance written notice of the Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

(i)Governing Law. Regardless of the choice of law provisions of Nevada or of any other jurisdiction, Nevada law shall in all respects govern the validity, construction, and interpretation of this Agreement.

(j)Headings. Section and subsection headings do not constitute part of this Agreement. They are included solely for convenience and reference, and they in no way define, limit, or describe the scope of this Agreement or the intent of any of its provisions.

(k)Integration. This Agreement together with any exhibits or schedules attached hereto, including any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement. With this Agreement the parties rescind any previous agreements or arrangements between themselves. Any supplement, modification, waiver, or termination of this Agreement is valid only if it is set forth in writing and signed by both parties. The waiver of any provision of this Agreement shall not constitute a waiver of any other provisions and, unless otherwise stated, shall not constitute a continuing waiver.

(l)Notice. Any notice or other communication required or permitted under this Agreement shall be in writing to the address set forth on Exhibit A and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) by national overnight delivery service upon receipt In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

(m)Advice of Counsel. The Parties each agree and represent that they (i) have had advice of counsel of their choosing or had the opportunity of obtaining advice of counsel, in the negotiation and the preparation of this Agreement, (ii) have read this Agreement, and (iii) are fully aware of the contents and legal effect of the this Agreement.

(n)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page immediately follows)

IN WITNESS WHEREOF, the parties have caused this Executive Employment Agreement to be duly executed by their respective authorized representatives as of the Effective Date.

“COMPANY”:	“EXECUTIVE”:
Oroplata Resources, Inc., a Nevada corporation By: /s/ Douglas MacLellan Name:Douglas MacLellan Title:Board Member	Douglas Cole By: /s/ Douglas Cole Name:Doug Cole, an individual

EXHIBIT A

Additional Terms

A.Services. Executive shall perform such duties and exercise such powers as are usually performed by a chief executive officer of a public company. Executive shall also serve as chief financial officer until the Board appoints a replacement. For purposes of absolute clarity, the Services shall not include serving as a member of the Board or Chairman of the Board of the Company and any such service shall be as set forth in a separate agreement detailing such services and compensation.

B.Prior Services. The Company shall pay Executive $70,000 (the “Prior Services Amount”) to compensate Executive for consulting services provided to the Company from March 1, 2017 until August 7, 2017. During such period Executive assisted the prior chief executive officer providing services similarly provided by a chief operating officer and chief financial officer as well as serving as controller and secretary of the Company. The Prior Services Amount represents the fair market value of the services provided to the Company and shall be paid to Executive as soon as possible (taking into consideration the cash flow needs of the Company) but in no event later than twelve (12) months from the Effective Date.

C.Monthly Salary. For the Services set forth in Paragraph A, Executive shall be entitled to receive monthly cash compensation equal to $20,833.33 (the “Cash Compensation”) retroactive to August 7, 2017.

D.Stock Compensation. In addition to the Cash Compensation, the Company shall make the following grants of restricted common stock to Executive:

1.Three million shares upon execution of this Agreement.

2.One million shares on each of August 7, 2018 and August 7, 2019 provided that Executive is still providing the Services on such respective dates.

3.Each of the grants above shall be rescinded if Executive voluntarily ceases to provide the Services within six months of each such grant or in the event that a majority of the Board (excluding Executive if he is also a member of the Board) determines during that six month period that Executive has been negligent in providing the Services.

E.Addresses. For purposes of notice under this Agreement the addresses of the Company and Executive are as follows:

Company:Oroplata Resources, Inc.

930 Tahoe Blvd, Suite 802-16

Incline Village, NV 89451

Attn: Chief Executive Officer

Executive:Douglas D Cole